UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Target Corporation
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For Immediate Release:

TARGET CORPORATION ADVISES SHAREHOLDERS NOT TO BE FOOLED BY PERSHING SQUARE’S INACCURATE READING OF TARGET’S GOVERNANCE GUIDELINES

TARGET SEES ANOTHER ATTEMPT AT MISDIRECTION BY PERSHING SQUARE

URGES SHAREHOLDERS TO VOTE THEIR WHITE PROXY CARD TODAY

MINNEAPOLIS, May 22, 2009 — Target Corporation (NYSE:TGT) today issued the following statement advising its shareholders not to be fooled by Pershing Square’s inaccurate and misleading reading of Target’s governance guidelines:

“We are surprised that Mr. Ackman and Professor Gilson apparently did not read Target’s entire corporate governance guidelines.  Had they done so, they would have found that the guideline that applies here to Mr. Trujillo and Ms. Mulcahy is guideline 22, which reads:

A non-management director who retires from principal employment may serve up to an additional three years from the date of such retirement, but only to a maximum of 20 years of service on the Board and not beyond the director’s 68th birthday.

If either Mr. Trujillo or Ms. Mulcahy subsequently takes on new employment, they would become subject to guideline 21, which would require an offer of resignation to be considered by the Board.  This policy would allow the Board, with the relevant facts at hand, to consider whether there are conflicts or other circumstances arising from the new employment that warrant acceptance of the resignation.

We do, however, appreciate Mr. Ackman and Professor Gilson highlighting Target’s robust and industry leading corporate governance guidelines.  Strong corporate governance is something that Target believes is important and has always taken pride in.  The full guidelines can be found at http://investors.target.com/phoenix.zhtml?c=65828&p=irol-govGuidelines.

We are further surprised and disappointed at the personal attack Mr. Ackman has now launched on Mr. Trujillo, an excellent director who has added and continues to add huge value to the Target board.  Mr. Trujillo announced his plan to retire from Telstra some months ago, prior to the proxy contest launched by Pershing Square, which Target disclosed in its definitive proxy statement.  For Mr. Ackman to claim that Mr. Trujillo “has recently been asked to resign as CEO of Telstra” is both shameful and wrong.

We believe this is a further indication of how desperate Mr. Ackman’s campaign has become.  As Sun Tzu said, quoted by the Financial Times Lex Column, May 21, 2009, “Tactics without strategy, however clever, are merely the noise before defeat.”

The relevant sections of Target’s corporate governance guidelines are as follows:

Section 21. Changes in Director’s Principal Employment

Any director (including management directors) whose affiliation or position of principal employment changes substantially after election to the Board will be expected to offer to tender his or her resignation as a director promptly to the Board.  The Nominating Committee shall make a recommendation to the Board on whether to accept or reject the offer, taking into consideration the effect of such change in employment on the director’s qualification as an independent director and on the interests of the Corporation.

Section 22. Retirement from Director’s Principal Employment

A non-management director who retires from principal employment may serve up to an additional three years from the date of such retirement, but only to a maximum of 20 years of service on the Board and not beyond the director’s 68th birthday.

Target continues to urge its shareholders to use their WHITE proxy card to vote FOR Target’s nominees — Mary N. Dillon, Richard M. Kovacevich, George W. Tamke, and Solomon D. Trujillo — to the Board of Directors and FOR the proposal to set the size of the Target Board at 12.  Target urges shareholders not to return any proxy card sent to them by Pershing Square.

The Company asks that shareholders please vote by telephone or Internet, or by signing, dating and mailing the WHITE proxy card.  Even if shareholders have already voted using the dissident proxy card, they have the right to change their vote simply by executing and submitting the WHITE proxy card, as only the last dated proxy card will count.

Target would like to thank all the shareholders who have voted for the Board nominees, including those who have publicly announced their support or privately expressed their intent to vote for all four of the Target directors standing for election at the 2009 Annual Meeting.

As previously announced, Target’s 2009 Annual Meeting of Shareholders will be held at 1:00 p.m., Central Daylight Time, on Thursday, May 28, 2009 at the Target Store located at 1250 West Sunset Drive, Waukesha, Wisconsin.

About Target

Target Corporation’s retail segment includes large general merchandise and food discount stores and Target.com, a fully integrated on-line business. In addition, the company operates a credit card segment that offers branded proprietary and Visa credit card products. The company currently operates 1,698 Target stores in 49 states. Target Corporation news releases are available at www.target.com.

Important Information

Target, its directors, and certain of its officers and other employees are participants in the solicitation of proxies from Target’s shareholders in connection with Target’s 2009 Annual Meeting.  Important information concerning the identity and interests of these persons is available in the proxy statement that Target filed with the SEC on April 21, 2009 and the Schedule 14A that Target filed with the SEC on May 7, 2009.

Target has filed a definitive proxy statement in connection with its 2009 Annual Meeting.  The definitive proxy statement, any other relevant documents, and other materials filed with the SEC concerning Target are available free of charge at http://www.sec.gov and http://investors.target.com.  Shareholders should read carefully the definitive proxy statement and the accompanying WHITE proxy card before making any voting decision.

Contacts:

John Hulbert

Susan Kahn

(612) 761-6627

(612) 761-6735

Joele Frank / Tim Lynch
Joele Frank, Wilkinson Brimmer Katcher
(212) 355 4449

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On May 22, 2009, Target Corporation posted the following text and link on a page on its web site:

Pershing Square’s Reading of Target’s Governance Guidelines is Inaccurate, 5/22/09

We are surprised that Mr. Ackman and Professor Gilson apparently did not read Target’s entire corporate governance guidelines. Had they done so, they would have found that the guideline that applies here to Mr. Trujillo and Ms. Mulcahy is guideline 22, which reads: A non-management director who retires from principal employment may serve up to an additional three years from the date of such retirement, but only to a maximum of 20 years of service on the Board and not beyond the director’s 68th birthday.

[Link to news release filed herewith]